Exhibit (b)(I)
Dated this 24 day of May, 2011
B E T W E E N :
DONGJIE YANG
and
BIREME LIMITED

CONTRIBUTION AGREEMENT

TABLE OF CONTENTS
1	INTERPRETATION	3

2	CONTRIBUTION	4

3	EFFECTIVE DATE	4

4	COMPLETION	4

5	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	4

6	REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTOR	5

7	MISCELLANEOUS	5

8	NOTICES	5

9	HEADINGS	6

10	COUNTERPARTS	6

11	GOVERNING LAW	6

CONTRIBUTION AGREEMENT
THIS AGREEMENT is made this 24 day of May, 2011.
BETWEEN:
(1) DONGJIE YANG with an address at Suite 17A, 3Building, Guancai Int’l Apartment, 18 Gongti Xi Lu, Chaoyang District, Beijing, China (the “Contributor”); and
(2) BIREME LIMITED, an exempted company incorporated in the Cayman Islands with a registered office at c/o Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681 Grand Cayman, KY1-1111 Cayman Islands (the “Company”).
WHEREAS:
(A)	The Company requires capital to pay legal and other fees and expenses incurred by the Company in respect of a tender offer to be made for shares in Acorn International, Inc.; and

(B)	The Contributor desires to contribute to the Company Sixty One Thousand Five Hundred and 00/100 Dollars ($61,500.00) (the “Contribution”), and the Company desires to accept the Contribution from the Contributor upon the terms set out herein by way of gift.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained,
IT IS HEREBY AGREED as follows :
1	INTERPRETATION

1.1	In this Agreement unless the context otherwise requires the following words and expressions shall have the following meanings :-

“Agreement”	means this Agreement, including any Schedules attached hereto;

“Business Day”	means any day that is not a Saturday, Sunday or other day on which national banks in the Cayman Islands are authorized or required to close;

“Effective Date”	means the date on which the Contribution is to occur in accordance with Clause 3; and

“Parties”	means the parties to this Agreement collectively; “Party” means any one of them.
1.2	In this Agreement unless the context otherwise requires :
(a)	references to clauses and schedules are references to clauses hereof and schedules hereto; reference to sub-clauses or paragraphs are, unless otherwise stated, references to sub-clauses of the clause or paragraphs of the schedule in which the reference appears; and

(b)	references to the singular shall include the plural and vice versa and reference to the masculine shall include the feminine and/or neuter and vice versa.
2	CONTRIBUTION

The Contributor hereby contributes and delivers the Contribution to the capital of the Company and the Company hereby accepts the Contribution from the Contributor by way of gift.

3	EFFECTIVE DATE

The contribution is to be made effective on May 24, 2011.

4	COMPLETION

The Contributor shall execute and deliver to the Company, and the Company shall execute and deliver to the Contributor, any and all documents as may be necessary and proper to effectuate the transactions described herein.

5	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

5.1	The Company represents and warrants to the Contributor as follows :-
(a)	The Company is an exempted company limited by shares, duly organized and validly existing under the laws of the Cayman Islands; and

(b)	The Company has the necessary right, power, and authority and has taken all necessary corporate and other action to authorise execution of this Agreement and to perform its obligations arising hereunder.

6	REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTOR

6.1	The Contributor represents and warrants to the Company as follows :-
(a)	The Contributor has the necessary right, power, authority and capacity to enter into this Agreement and has taken all necessary actions to enable her to lawfully enter into this Agreement.
7	MISCELLANEOUS

7.1	Any of the clauses, conditions, covenants or restrictions of this Agreement or any deed or document emanating from it shall be found to be void but would be valid if some part thereof were deleted or modified, then such clause, condition, covenant or restriction shall apply with such deletion or modification as may be necessary to make it valid and effective.

7.2	This Agreement shall be binding and inure for the benefit of the successors of the Parties but shall not be assignable.

7.3	This Agreement constitutes the whole agreement between the Parties relating to its subject matter and no variations hereof shall be effective unless made in writing and signed by each of the Parties.

8	NOTICES

Any notice required to be given hereunder shall be in writing in the English language and shall be served by sending the same by prepaid recorded post, facsimile or by delivering the same by hand to the address of the Party or Parties in question as set out below (or such other address as such Party or Parties shall notify the other Parties of in accordance with this clause). Any notice sent by post as provided in this clause shall be deemed to have been served five (5) Business Days after dispatch and any notice sent by facsimile as provided in this clause shall be deemed to have been served at the time of dispatch and in proving the service of the same it will be sufficient to prove in the case of a letter that such letter was properly stamped, addressed and placed in the post; and in the case of a facsimile that such facsimile was duly dispatched to a current facsimile number of the addressee.

Name: Dongjie Yang Address: Suite 17A, 3Building, Guancai Int’l Apartment, 18 Gongti Xi Lu, Chaoyang District, Beijing, China Fax: (8621) 33674303

Name: Bireme Limited Address: c/o Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands Fax: (708) 974.1544

9	HEADINGS

The headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.

10	COUNTERPARTS

This Agreement may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.

11	GOVERNING LAW

The terms and conditions of this Agreement and the rights of the parties hereunder shall be governed by and construed in all respects in accordance with the laws of the Cayman Islands. The parties to this Agreement hereby irrevocably agree that the courts of the Cayman Islands shall have exclusive jurisdiction in respect of any dispute, suit, action, arbitration or proceedings (“Proceedings”) which may arise out of or in connection with this Agreement and waive any objection to Proceedings in the courts of the Cayman Islands on the grounds of venue or on the basis that the Proceedings have been brought in an inconvenient forum.
AGREED by the Parties on the date first written above:

DONGJIE YANG	For, and on behalf of BIREME LIMITED

/s/ Dongjie Yang	/s/ Ritsuko Hattori-Roche

Signature	Signature

Ritsuko Hattori-Roche

Print Name

Director

Title